Filed Pursuant to Registration Nos.	Rule 433 333-132469 333-132469-01 333-132469-02

Prudential Financial, Inc.

$350,000,000 5.10% Medium-Term Notes, Series D

Due December 14, 2011

Final Term Sheet, December 11, 2006

Issuer	Prudential Financial, Inc.

Ratings	A3 / A / A

Note Type	Medium-Term Notes, Series D

Trade Date	December 11, 2006

Settlement Date (T+3 days)	December 14, 2006

Maturity Date	December 14, 2011

Principal Amount	$350,000,000

Price to Investors	99.974%

All-in Price	99.724%

Net Proceeds	$349,034,000

Pricing Benchmark	4.50% UST due 11/2011

Benchmark Yield	4.496%

Spread to Benchmark	T + 61bps

Re-offer Yield	5.106%

Coupon	5.10% per annum

Interest Payment Dates	Semi-Annually on each June 14 and December 14 of each year, commencing June 14, 2007 and ending on the Maturity Date

Day Count Convention	30 / 360

Denominations	Minimum denominations of $1,000 with increments of $1,000 thereafter

Bookrunners	Banc of America Securities LLC, Goldman, Sachs & Co.

Billing and Delivery Agent	Goldman, Sachs & Co.

Co-managers	ABN AMRO Incorporated, BNP Paribas Securities Corp., Muriel Siebert & Co., Inc.

Listing	None

CUSIP Number	74432Q AP0

Reports and Events of Default	The indenture, to the extent relating to the 5.10% notes and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial may be required to file with the SEC pursuant to Section 13 or 15(d) of the Securities and Exchange Act will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the 5.10% notes will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the accompanying prospectus supplement.

Prudential Financial, Inc. has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Prudential Financial, Inc. has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained from Banc of America Securities LLC by calling 1-800-294-1322 or Goldman, Sachs & Co. by calling 1-866-471-2526.